Atrion Reports First Quarter Results

Diluted EPS Increased by 13%

ALLEN, TX -- (Marketwire - May 07, 2009) - Atrion Corporation (NASDAQ: ATRI) today announced that for the first quarter of 2009 diluted earnings per share were 13% higher than in the first quarter of 2008, and revenues for the quarter were up 2% compared to the first quarter of 2008.

Commenting on the Company's results, Emile A. Battat, Chairman & CEO, said: "We are very pleased with the results of the first quarter given the global economic conditions prevailing in the months leading up to and during the quarter. Revenues for the first quarter were up 2% despite a decline in sales of both valves to the boating industry and capital equipment to hospitals, reflecting recessionary pressures addressed in our 2008 press releases. The overall increase in revenues is a testament to the diversity of our product lines and our ability to thrive even under severe economic conditions." Mr. Battat added, "Our diluted earnings per share were 13% higher than last year's first quarter, benefiting from lower operating expenses, and more importantly from higher margin proprietary products representing a greater proportion of overall revenues. Free cash flow in the first quarter was very strong, adding $4.6 million to our balance of cash and short-term investments, bringing that total to $21.4 million." Mr. Battat concluded, "For the remainder of the year, our focus will remain on increasing sales efforts, improving manufacturing efficiencies, controlling operating expenses, and monitoring customer credit. These measures will help us fulfill our continued expectation of at least modest growth in diluted EPS for the full year."

Atrion's revenues for the quarter ended March 31, 2009 were $25,047,000 compared with $24,602,000 in the same period in 2008. Net income in the current quarter totaled $4,134,000 compared to $3,656,000 in last year's first quarter. On a diluted per share basis, earnings for the period increased to $2.06 as compared to $1.83 in the first quarter of last year.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding measures it will focus on for the remainder of 2009 and the effect of these measures on diluted EPS for 2009. Words such as "expects," "believes," "anticipates," "intends," "hopeful" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                          2009      2008
                                                        --------  --------
Revenues                                                $ 25,047  $ 24,602
Cost of goods sold                                        13,958    13,922
                                                        --------  --------
  Gross profit                                            11,089    10,680
Operating expenses                                         4,980     5,226
                                                        --------  --------
  Operating income                                         6,109     5,454

Interest income (expense), net                               102        36
                                                        --------  --------
  Income before income taxes                               6,211     5,490
Income tax provision                                      (2,077)   (1,834)
                                                        --------  --------
  Net income                                               4,134     3,656
                                                        ========  ========

Income per basic share                                  $   2.09  $   1.88
                                                        ========  ========

Weighted average basic shares outstanding                  1,974     1,943
                                                        ========  ========

Income per diluted share                                $   2.06  $   1.83
                                                        ========  ========

Weighted average diluted shares outstanding                2,003     2,003
                                                        ========  ========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                     Mar. 31,    Dec. 31,
ASSETS                                                 2009        2008
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $    16,731 $    12,056
  Short-term investments                                  4,657       4,692
                                                    ----------- -----------
    Total cash and short-term investments                21,388      16,748
  Accounts receivable                                    13,249      10,875
  Inventories                                            19,459      20,169
  Prepaid expenses and other                                644         719
  Deferred income taxes                                     596         596
                                                    ----------- -----------
    Total current assets                                 55,336      49,107

Property, plant and equipment, net                       53,021      53,370
Other assets                                             12,793      12,876
                                                    ----------- -----------

                                                    $   121,150 $   115,353
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     7,673       6,213
  Line of credit                                             --          --
  Other non-current liabilities                           8,475       8,298
  Stockholders' equity                                  105,002     100,842
                                                    ----------- -----------

                                                    $   121,150 $   115,353
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800